Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
Vice President
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Consent Order

GRANDVIEW, MO (May 25, 2012) – NASB Financial, Inc. (the “Company”) (NASDAQ: NASB) announced today that its subsidiary institution, North American Savings Bank, F.S.B. (the “Bank”) has agreed to a Consent Order with the Office of the Comptroller of the Currency (“OCC”), the Bank’s primary regulator. This Consent Order replaces and terminates the previous Supervisory Agreement the Bank had entered with the Office of Thrift Supervision (“OTS”), the Bank’s previous federal regulator.

Pursuant to Title III of the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, all supervisory functions of OTS relating to federal savings associations were transferred to the OCC on July 21, 2011. As a result, the OCC assumed the responsibility for ongoing supervision and regulation of the Bank. The legislation continued all OTS agreements, regulations, guidelines, procedures, and other advisory materials in effect the day before the transfer date, and allowed the OCC to administer these documents until the documents were modified, terminated, set aside, or superseded by the OCC.

The Consent Order requires, like the Supervisory Agreement that it replaces, that the Bank establish various plans and programs to improve the asset quality of the Bank and to ensure the adequacy of allowances for loan and lease losses. The Consent Order also requires the Bank to obtain an independent assessment of its allowance for loan and lease losses methodology, to conduct independent third-party reviews of its commercial and construction loan portfolios and to enhance its credit administration systems.

Among other items, it also requires that the Bank’s written capital maintenance plan will contain objectives that ensure the Bank’s Tier 1 leverage capital remains equal to or greater than 10% of adjusted total assets and that the Bank’s risk-based capital remains equal to or greater than 13% of risk-weighted assets. As of March 31, 2012, the most recent quarter-end, the Bank’s actual Tier 1 leverage ratio and risk-based capital ratio were well above these levels at 13.5% and 16.5%, respectively.

The Bank’s Chairman and CEO, David Hancock, said, “The Bank’s capital ratios are significantly above regulatory minimums outlined in the Consent Order and our board and senior management are committed to actively addressing the issues outlined in the agreement.”

The Consent Order does not direct the Bank to raise capital, make management or board changes, or restrict lending.

“Like many financial institutions throughout the country, North American assets are concentrated in real estate, which continues to be a challenging environment,” said Hancock. “These challenges have certainly been, and will be, considerable; however, our continued strong core earnings and capital levels provide us the tools to successfully manage our way to more robust economic times.”

The Bank will continue to serve its customers in all areas, and all customer deposits remain fully insured to the highest limits set by the FDIC.

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